EXHIBIT 10.2

AMENDMENT TO THE

IDERA PHARMACEUTICALS, INC.

2017 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Idera Pharmaceuticals, Inc. (the “Company”) desires to amend the Idera Pharmaceuticals, Inc. 2017 Employee Stock Purchase Plan (the “ESPP”), in the manner set forth below (the “Amendment”); and

WHEREAS, on April 15, 2022, subject to stockholder approval, the Board of Directors of the Company approved the Amendment; and

NOW THEREFORE, in accordance with Section 16 of the ESPP, the ESPP is hereby amended as follows:

1. The first paragraph of the ESPP is hereby amended by such paragraph in its entirety and substituting the following in lieu thereof is hereby amended in its entirety to read as follows:

“The purpose of this Plan is to provide eligible employees of Idera Pharmaceuticals, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $0.001 par value (the “Common Stock”). One Million Four Hundred Fifty Thousand (1,450,000) shares of Common Stock in the aggregate have been approved for this purpose, subject to any adjustment pursuant to Section 15 hereof. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder, and shall be interpreted consistent therewith.”

The Amendment shall be effective upon approval of the stockholders of the Company at the Company’s 2022 annual meeting of stockholders and shall only be applicable with respect to Awards granted after such approval. If the Amendment is not so approved at such meeting, then the amendment to the ESPP set forth herein shall be void ab initio.

Except as herein above provided, the ESPP is hereby ratified, confirmed, and approved in all respects.